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Verra Mobility Investor Presentation Script

Opening of the call (Operator)

•                  Good morning everyone. Thank you for joining the transaction announcement conference call set up by Gores Holdings II. We are joined by Alec Gores, the Chairman of Gores Holdings II and Chairman and CEO of the Gores Group, Mark Stone, the CEO of Gores Holdings II and David Roberts, the President and CEO of Verra Mobility. Kicking off the call will be Alec Gores, the Chairman of Gores Holdings II. Mr. Gores, I now pass it to you.

Introduction (Alec Gores, Chairman of Gores Holdings II)

•                  Thank you. Good morning. I would like to begin by thanking all of you for dialing in. We are very excited to share with you the proposed business combination between Gores Holdings II and Verra Mobility.

•                  At Gores, we pride ourselves on being operationally-oriented investors and are very excited that Verra Mobility fits our acquisition criteria perfectly. It is a superb business with a proven management team that has done an outstanding job investing and transforming Verra Mobility into a growth-driven industry leader.

•                  Now I will hand over the presentation to Mark Stone, CEO of Gores Holdings II to detail the transaction terms and highlights.

Transaction Highlights (Mark Stone, CEO of Gores Holdings II)

•                  Thank you Alec. Those of you who saw our press release this morning may know, we filed a detailed investor presentation that provides a high-level overview of both Verra Mobility and the transaction.

•                  Verra Mobility is an industry leading tech-enabled smart transportation solutions provider that maintains a competitive advantage in the marketplace through superior scale, with multiple levers for sustained, organic growth across existing and new categories, both domestically and in international markets.

•                  Verra Mobility enjoys leading positions in existing markets through its highly differentiated and proprietary platform and a contracted reoccurring revenue business model that has displayed strong revenue growth and robust margins over the last several years.

•                  We at Gores value having a strong, experienced management team led by David Roberts, President & CEO, and Tricia Chiodo, CFO, who will continue the growth trajectory of Verra Mobility.

•                  The pro forma enterprise value is $2.4 billion, which represents a multiple of 11.0x 2018 estimated pro forma adjusted EBITDA based on 2018 estimated EBITDA of $218.5 million, which represents an EBITDA margin of 59% on revenues of $373 million.

•                  Existing Verra Mobility shareholders will receive $642 million cash consideration and will retain 65.2 million of roll-over shares in Verra Mobility at close.

•                  Additional PIPE investors have committed to participate via a $400 million private placement; due to our strong conviction in the business, Gores will be participating in the PIPE, in addition to other premier fundamental investors including GIC, Hamilton Lane and Northwestern Mutual, who have committed upfront because they believe strongly in the business.

•                  As part of the transaction, $133 million of cash proceeds will go towards paying down debt. At closing, the company’s pro forma net debt over 2018 estimated pro forma adjusted EBITDA will be 3.9x.

•                  I will now turn it over to David Roberts, for a more in-depth discussion on Verra Mobility and some of its recent developments.

Verra Mobility Overview (David Roberts, President & CEO of Verra Mobility):

Slide 9 — Company Introduction

•                  Thank you Mark. For those of you following along in the investor presentation, I’m on slide 9.

•                  Verra Mobility is the leading provider of Tech-Enabled Smart Transportation Solutions.

•                  We are the #1 provider of integrated toll management services to the largest rental car companies (or “RAC’s”) in North America.

•                  We actually process more than 165 million toll transactions annually for the largest and most well-known rental car companies every year.

•                  Additionally, we are the #1 provider of road safety cameras which includes speed, red light and school bus safety cameras.

•                  We currently partner with more than approximately 200 jurisdictions and school districts in the US.

•                  Together with local law enforcement, we help make communities and roadways safer for everyone. For law enforcement, we act as a force multiplier to expand and enhance public safety.

•                  Verra Mobility was formed through the combination of ATS, HTA and EPC, a European business. The financial information disclosed in this presentation is done on a pro forma basis as if all of the companies had been owned throughout the historical periods presented.

•                  We have demonstrated strong growth over the past several year with a total organic CAGR of 7.9% from 2015 to our expected 2018 revenue.

•                  Our services revenue stream is 100% contracted with most of our customers having long-dated contracts providing great line of sight into our revenue with 97% visibility.

•                  Over the last several years we have expanded our EBITDA margins significantly and are now in excess of 50%; these strong margins combined with our a relatively low capex spend results in strong free cash flow generation.

Slide 10 — Segment Overview

•                  I will now turn to slide 10.

•                  Our business is broken into two segments: Tolling & Fleet, which accounts for 60% of our services revenue, and Safety Automations, which accounts for 40% of services revenue.

•                  The Tolling & Fleet segment includes our toll management, violations processing and our title and registration services.

•                  Toll Management Services is where we seamlessly process tolls on behalf of rental car companies as renters incur them across the country.

•                  For example, if you rent a car from Hertz and see the transponder on the windshield, when you flip that box open and opt into the program, we will pay those tolls on behalf of Hertz and bill the renter’s credit card for the tolls incurred.

•                  Since our inception, we have worked to build relationships with over 50 unique tolling authorities across the US that allows us to process tolls on behalf of the RAC’s and directly integrate with their systems, allowing us to efficiently identify the renter who incurred the toll and accurately and reliably bill them in a timely manner.

•                  We have contracts with the three largest U.S. RAC’s - two of them have contracts that expire in 2021 and the other is not due to expire until 2024.

•                  We also process violations on behalf of municipalities for traffic violations incurred by fleet and rental car drivers.

•                  And Additionally, in certain states, such as Arizona and Florida, where a large number of rental cars are registered, we have connections directly to the state DMV that allows us to process titles and registrations on behalf of our customers and effectively serve as the DMV.

•                  In our Safety Automation segment, it includes a broad offering of fixed-point, mobile, and portable speed safety solutions, including red light enforcement, speed cameras and school bus stop arm cameras. We have a leading market share in each of these markets.

•                  In red light we consult and work closely with law enforcement and municipalities to identify traffic safety areas to set up the red light photo enforcement.

•                  These cameras allow local law enforcement to review photos and determine whether a violation has occurred. If the officer deems an offence has occurred, a citation will be issued and we will mail that citation along with the photo evidence to the violator as well as collect and process the payment on behalf of the municipality.

•                  We own a large majority of the red light cameras we install and we procure them from a third-party manufacturer. Historically, we have experienced a payback period per camera of approximately 18 months. It should be noted that in very few instances such as the city of New York, the cameras are actually purchased from us, so we do generate product revenue from time to time.

•                  Speed is similar to red light and photo enforcement, we work with our customer to set up speed photo or video enforcement in problem traffic areas.

•                  We have both fixed and mobile speed photo units that can be redeployed throughout new, ever evolving and changing problem traffic areas once desired driving behaviors have been observed.

•                  Without skipping ahead to the growth section, there is one product that we and our customers are very excited about and that is ATS StreetSafe, which is a handheld LIDAR that allows law enforcement to observe a driver’s speed, evaluate the situation, and if deemed appropriate by the officer, issue a citation to the speeding driver without having to pull his or her patrol car out into traffic and stop the driver.

•                  Our clients are excited about this product as it reduces the danger caused by officers pulling out into traffic and or standing alongside a busy highway while it also allows the officer to be more productive issuing approximately 30 citations in an hour when they would have only been able to issue approximately three with the traditional method.

•                  In school bus safety, nothing is more important than the safety and security of our children when in, and around, and going to school.  Accordingly, a growing number of states are passing legislation to allow cameras to be placed on the school bus stop arms to identify drivers who pass a stopped school bus in addition to speed enforcement in those school zones.

•                  The state of Georgia recently passed legislation that opened up approximately $50 million TAM related to school zone speed.

•                  We were involved in the drafting of the legislation, so we believe we have a significant opportunity to grow this segment.

•                  Contracts in the Safety Automations segment are typically very sticky, multi-year contracts with several one-year renewals. After a period of time, municipalities may be required to put a contract out for RFP; however, we have been successful in winning those RFP’s as well as new opportunities that come to bid.

•                  We believe that we have a strong value proposition here as we promote public safety and act as a police force multiplier while also providing these municipalities with a revenue stream.

Slide 22 — Growth Levers

•                  So, if you’ll turn with me now to slide 22.

•                  We believe there are several growth levers that make Verra Mobility an exciting growth story.

•                  Industry tails winds. We expect a continued migration toward cashless tolls. Over the last several years, many toll roads have gone either partially or completely cashless and we expect all toll roads will be cashless in the near future.

•                  We also believe there will be a continued increase in the number of toll roads across the United States. Toll roads are being used to help compensate for infrastructure improvement, which is needed across the country.

•                  As cashless tolling becomes more and more prevalent, the value proposition our integrated and seamless toll management solutions provide, only further increases.

•                  We also see the increased use of ride-sharing as a strong opportunity for Verra Mobility, as many of these ride-share programs involve leased cars where the ultimate owner and the driver are not the same person. Similar to the rental car industry, we are able to provide a solution to protect the vehicle owner and accurately allocate tolls to the driver.  In one instance, we have worked closely with the leasing arm of one of the prominent ride-sharing programs and work with several others.

•                  We also see an opportunity to leverage our platform to cover the Over-the-Road trucking industry. These companies’ toll and violations programs are typically managed in-house, so we believe our services will provide a cost efficient and highly effective solution to free up resources.

•                  We are often asked how a move toward autonomous vehicles would affect our business. We understand this is an interesting topic; however, we don’t really see widespread adoption of the autonomous vehicle in the near or even medium-term future given safety concerns and the overall cost. Even if the adoption curve steepens, we believe there will still be a need for our services as the vehicles will still incur tolls and there will be a need for toll processing. Additionally, as I will highlight momentarily, we are also currently in discussion with several car OEMs to integrate a very exciting and universally accepted consumer-facing technology directly into the software and functionality within the vehicles.

•                  In addition to new end-markets, we believe that we can continue to develop innovative products that leverage our existing platform.

•                  One such product that we are very excited about is an app-based product called “Peasy”, which is a play on the phrase “Easy Peasy”. The product targets the consumer tolling market, which is relatively untapped outside of Peasy, and allows consumers to register their vehicles via our app into our database by taking a picture of their license plate and registering their credit card. Once registered, consumers can drive through any cashless toll lane across the entire United States in their own personal vehicle and automatically pay for that toll without incurring any violations.

•                  The product will be a hybrid revenue model with consumers being charged an annual subscription fee of $29 to use the app with a minimal additional service and convenience fee charged each time they incur a toll. We are launching this product in Q3 2018 and our market research leads us to believe that this product has tremendous potential.

•                  Peasy and the previously mentioned ATS StreetSafe are nice product extensions that drive additional revenue streams without the need for significant capital investment and we are excited about both of these products.

•                  We believe there is a significant opportunity to expand our service offerings in Europe, with our recent acquisition of EPC representing just the tip of the spear of this opportunity. Euro Parking Collection is headquartered in London and specializes in the identification, notification and collection of unpaid traffic violations incurred by foreign registered drivers across borders.

•                  EPC is connected to 30 vehicle licensing authorities across Europe and can issue notifications in more than 130 countries.

•                  There is currently no pan-European player in the market and we believe that we can leverage EPC’s platform to offer a compelling tolling and violations solutions to RAC’s and FMC’s.

•                  Our RAC customers here in the US have significant operations in Europe and they have been talking to us for some time about replicating our US operations in Europe; the EPC acquisition quickly provides us the infrastructure and we are very excited about this opportunity.

•                  As we have highlighted, we have several avenues for growth and we believe there is a long runway for organic growth; however, we will also continue to monitor the market for opportunities to build out technological capabilities, enter new markets or provide new, innovative solutions to our customers.

•                  We have more than 30 acquisition opportunities that we are monitoring and we continue to monitor the market for new opportunities.

•                  Our management team has been successful in identifying strategic opportunities, executing transactions and integrating the acquired companies and extracting synergies so we think there is an opportunity to create real value through M&A when the time is right.

Slide 30 — Financial Overview

•                  If you turn with me to slide 30, Verra Mobility has demonstrated consistent revenue growth and robust margins underscored by its strong transaction processing-based model.

•                  All of services revenue is contracted with 97% considered recurring.

•                  On a pro forma basis for recent acquisitions, Verra Mobility has experienced near double digit services revenue growth reaching $344 million of services revenue in 2017.

•                  Verra Mobility has successfully driven top line organic growth with nearly double digit growth annually through greater penetration, strong industry tailwinds, new customer wins and a growing pipeline.

•                  Over the past several years, we have been able to significantly expand our EBITDA margins through leveraging our tech-enabled platform and effective cost management initiatives. As a result, our pro forma adjusted EBITDA margin has improved almost 1,000 basis points from 2015 to 2017 with pro forma adjusted EBITDA growing to $184 million in 2017, which represents a 20% CAGR from 2015.

•                  Our attractive EBITDA margins and low capital expenditure requirements result in strong free cash flow and our successful execution of organic initiatives, in conjunction with opportunistic acquisition opportunities, has resulted in strong growth and EBITDA margins and has positioned Verra Mobility well for continued growth and expansion.

Slide 31 — Model Growth

•                  If you’ll turn with me to slide 31, I’ll review a breakdown of our growth opportunities for Verra Mobility.

•                  As discussed, we believe the strong industry tailwinds including increased cashless tolling, an increase in the number of toll roads and new types of tolling systems, such as congestion pricing, will drive the number of tolls incurred by RAC and FMC drivers.

•                  We are forecasting strong revenue growth at a 6% - 8% CAGR from 2018 to 2020.

•                  As I mentioned earlier, we are very excited about our new Peasy app-based product that targets the consumer tolling market. We have modeled in modest consumer adoption through 2020, but we believe this product has significant upside.

•                  In Safety Automations, this includes our red light, speed safety and school bus safety cameras.

•                  We have a strong 65% win rate on RFP’s, so we believe we will continue to increase our market share as RFP’s come up for renewal or when new legislation is passed in areas where there currently are no cameras.

•                  The increased focus on child safety in school zones will provide a nice tailwind for the school bus safety camera business.

•                  And we are forecasting our red light camera business to be stable with continued strong free cash flow.

•                  Overall, we’re projecting our Safety Automations business to grow at a steady CAGR of 2% - 4% from 2018 to 2020.

•                  We are forecasting strong growth in Europe as EPC continues to expand its country presence and we take our current tolling offering from the US to Europe and penetrate the RAC and FMC markets.

•                  We are forecasting revenue growth of $18 to $20 million in the market from 2018 to 2020.

•                  As we look out over the next several years, we have a lot of exciting growth opportunities and we believe we will deliver strong revenue growth while maintaining best-in-class EBITDA margins with significant cash flow generation.

Concluding remarks (Alec Gores, Chairman of Gores Holdings II)

•                  As a public market story, Verra Mobility is our ideal partner given its remarkable business, distinguished management team and compelling growth opportunities.

•                  Moreover, the Company can benefit from our team’s sponsorship and the access to the public equity markets.

•                  With additional resources and coverage as a public company, the prospects look even brighter and we look forward to being a part of it.

•                  Mark will now conclude with some final transaction details.

Next steps (Mark Stone, CEO of Gores Holdings II)

•                  I would like to conclude by thanking everyone again for their time.

•                  With respect to next steps, please stay tuned as Gores Holdings II will file with the SEC a preliminary proxy statement in connection with the proposed business combination and will mail a definitive proxy statement and other relevant documents to its stockholders. The proxy statement will contain important information about the proposed business combination. And finally, the proposed business combination is subject to approval of the Gores Holdings II stockholders.

•                  We anticipate the transaction closing at some point in the next few months, either late third quarter or early fourth quarter 2018.

•                  For any questions, please feel free to follow-up with us or Deutsche Bank, our capital markets and financial advisor.

•                  This concludes today’s call and thank you once again for your interest.